February 19, 2016        FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL DECLARES QUARTERLY DIVIDEND,
HOLDS ANNUAL SHAREHOLDERS MEETING, ANNOUNCES NEW LEAD DIRECTOR

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today declared a quarterly cash dividend on shares of its common stock of $0.20 per share, payable April 15, 2016 to shareholders of record on April 1, 2016.

The firm held its 2016 Annual Meeting of Shareholders on the afternoon of February 18, 2016. Shareholders elected all 11 of the company’s board nominees. In addition, Executive Chairman Tom James and the Board of Directors honored Wick Simmons during the meeting, whose term as director expired effective February 18, 2016. Simmons, who did not stand for re-election, had served on Raymond James’ board since May 2003, as chairman of the Audit and Risk Committee from 2009 to 2015, and as the firm’s first independent Lead Director beginning in 2006.

“Wick provided decades of financial services experience to our board and made significant contributions to the firm’s growth,” said James. “His objective counsel, steadfast optimism, impressive intellect, high integrity and unwavering commitment to Raymond James have been an inspiration, and we are grateful for his outstanding service to our shareholders, employees and communities.”

The Board appointed director Susan Story as Lead Director to replace Simmons.

“While Susan has big shoes to fill, the board is confident that she will continue to provide shareholders with an independent voice and outstanding leadership, as she has since joining us in 2008,” James said.

Story is president, CEO and director of American Water Works Company, Inc., a publicly-traded water and wastewater utility holding company with headquarters in Voorhees, N.J.

Shareholders also voted to approve, on an advisory basis, the company’s executive compensation for 2015, to approve the Amended and Restated 2012 Stock Incentive Plan, and to ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,700 financial advisors serving in excess of 2.7 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $500 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.